QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Auditors, Ernst & Young LLP

        We consent to the incorporation by reference in the Registration Statements Form S-8 No. 333-101543, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the 1992 Non-Employee Director Stock Option Plan and the Edward B. Caudill Stock Option Plan and Agreement, Form S-8 No. 333-37544 and Form S-8 No. 33-55824, pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan, and the 1992 Non-Employee Director Stock Option Plan and Form S-8 No. 333-15167 pertaining to the Fleetwood Enterprises, Inc. Amended and Restated 1992 Stock-Based Incentive Compensation Plan and Form S-3 No. 333-73678 pertaining to the registration of 2,359,954 shares of Fleetwood Enterprises, Inc. Common Stock, and Form S-3 No. 333-102585 pertaining to the registration of 40,000,000 shares of Fleetwood Enterprises, Inc. Common Stock of our report dated July 14, 2003, except for Note 7, as to which the date is July 22, 2003, with respect to the consolidated financial statements of Fleetwood Enterprises, Inc. included in the Annual Report (Form 10-K) for the year ended April 27, 2003.

        Our audits also included the information as of and for the years ended April 27, 2003 and April 28, 2002 included in the financial statement schedule of Fleetwood Enterprises, Inc. listed in Item 16(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Orange County, California
July 22, 2003

QuickLinks

  Exhibit 23.1
Consent of Independent Auditors, Ernst & Young LLP